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Exhibit 99-Press Release of Amistar Corporation dated July 31, 2003, reporting
Amistar's financial results for the second quarter 2003.

              AMISTAR REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

SAN MARCOS, CALIFORNIA, July 31, 2003 /PR Newswire-First Call/ -- Amistar Corporation (Nasdaq:-AMTA) today reported sales and results for the quarter and six months ended June 30, 2003.

Net sales for the quarter ended June 30, 2003 were $2,652,000 compared to $2,827,000 for the second quarter in 2002. Net sales for the six months ended June 30, 2003 were $5,421,000 compared to $5,468,000 for the similar period in 2002.

There was a net loss for the quarter ended June 30, 2003 of $79,000 or $0.03 per share compared to a net loss of $454,000 or $0.15 per share in the second quarter of 2002. There was a net loss for the six months ended June 30, 2003 of $225,000 or $0.07 per share compared to a net loss of $556,000 or $0.18 per share in the comparable period of 2002.

During the quarter ended June 30, 2003, the Company continued its trend of successive quarterly operating earnings improvement since the second quarter of 2001. After adding back depreciation expense of $88,000 to the net loss of $79,000, the Company generated a positive operating cash flow of $9,000 in the second quarter of 2003. The Company narrowed its net loss during the quarter and six months ended June 30, 2003 compared to the same period in 2002, primarily due to an increase in DataPlace label placement machine and custom factory automation equipment sales, the effects of cost cutting in prior quarters, and due to increased manufacturing efficiencies in the Amistar Manufacturing Services division.

                       Condensed Statements of Operations

                                             Three Months Ended            Six Months Ended
                                                  June 30,                     June 30,
                                            2003           2002           2003           2002
                                        ---------------------------   ---------------------------
Net Sales                               $ 2,652,000    $ 2,827,000    $ 5,421,000    $ 5,468,000
Cost of Sales                             2,135,000      2,658,000      4,366,000      5,139,000
                                        ------------   ------------   ------------   ------------
Gross Profit                                517,000        169,000      1,055,000        329,000
Operating Expenses                          591,000        625,000      1,271,000      1,293,000
                                        ------------   ------------   ------------   ------------
Operating Loss                              (74,000)      (456,000)      (216,000)      (964,000)
Other Income (Expense)                       (4,000)         4,000         (7,000)        12,000
                                        ------------   ------------   ------------   ------------
Loss Before Income Taxes                    (78,000)      (452,000)      (223,000)      (952,000)
Income Tax Expense (Benefit)                  1,000          2,000          2,000       (396,000)
                                        ------------   ------------   ------------   ------------
Net Loss                                $   (79,000)   $  (454,000)   $  (225,000)   $  (556,000)
                                        ============   ============   ============   ============

Earnings (Loss) Per Share-
   Basic and Diluted                    $     (0.03)   $     (0.15)   $     (0.07)   $     (0.18)
                                        ============   ============   ============   ============

Shares Used In Per Share Calculation-
   Basic and Diluted                      3,081,074      3,086,271      3,081,886      3,086,314
                                        ============   ============   ============   ============

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Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Actual results may differ materially from anticipated results.

Amistar Corporation provides industrial automation solutions primarily for electronic product manufacturers. The Company designs, develops, manufactures, markets and services a variety of automated equipment used to assemble electronic components and product identification media to printed circuit boards and other assemblies. In addition, the Company provides design and manufacturing resources to create customized factory automation equipment and other products according to customers' specification in a broad range of industries. The Company also provides contract-manufacturing services to companies who outsource the manufacturing of their electronic products.

Additional information about Amistar is available at www.amistar.com.

Contact:

Gregory Leiser
Vice President and CFO
760 471-1700
GREGL@amistar.com